ENGAGEMENT LOAN PROPOSAL AGREEMENT

THIS AGREEMENT, made and entered into this 4th day of October, 2007, by and between, Southern Iowa Bioenergy, LLC, and, or their assigns, with their office located at 115 South Linden Street, Lamoni, Iowa 50140, (hereinafter referred to as “Borrower”) and Commercial Property Lenders, Inc., (hereinafter referred to as “Company”) with its’ office at 6065 Roswell Road, Suite 3110, Atlanta, Georgia 30328.

WITNESSETH

For and in consideration of the promises set forth herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1.
Borrower hereby grants to Company for a period of 120 days, beginning on the 18th day of October 2007, or 60 days after the last requested pertinent information has been received by Company, the right and authority to secure a loan permanent commitment to finance the property described herein as Exhibit “A”. This non-exclusive right & authority to secure said commitment shall automatically renew for an additional 30 days upon completion of the initial term unless canceled by Borrower by written notice to Company ten (10) days prior to the date of automatic renewal.

2.	Company shall provide one or more acceptable loan commitment letters for a loan amount of $30,000,000 that is outlined in Exhibit “B”.
3.
In the event that the Company provides Borrower with one or more permanent loan commitments with the terms in accordance with Exhibit “B” attached, Borrower does hereby agree to pay Company a fee equal to 2.0 % of the loan amount (i.e. loan amount of $30,000,000 borrower to pay company $600,000. This fee is payable to the company at time of loan closing, as outlined in Exhibit “B”.

4.
Borrower also agrees that upon the execution of this agreement Borrower shall make an initial deposit of $1.00 to cover the cost of the initial credit reports, site visit, and the cost of reviewing the financial data as supplied by Borrower to determine the viability of the loan request. This sum is not refundable. In addition upon execution of this agreement Borrower shall make a good faith deposit with Company in the amount of $30,000 upon the execution of this Agreement. This good faith deposit is 100% refundable to Borrower within thirty (30) days after the term of this agreement provided the Company cannot supply the loan terms and conditions as specified in Exhibit “B” or other terms and conditions that are acceptable by Borrower. In the event the loan closes this good faith deposit will be credited towards the fee owed to Company at closing. If Borrower in any way defaults under the obligations of this agreement, Borrower agrees to pay Company as liquidated damages a fee of $30,000. If Borrower defaults on this agreement the $30,000 good faith deposit will be credited to the $30,000  fee that borrower hereby agrees to pay Company. In the event that Company is forced to engage any third party to enforce this agreement, Borrower agrees to reimburse Company for any reasonable attorney and collection fees. Borrower shall be in default of this agreement if Company obtains a loan commitment as outlined in exhibit “B”(1) If Borrower elects not to close the proposed loan as outlined in Paragraph 2 & Exhibit “B” (2) fraud, bankruptcy: or (3) if borrower secures other financing for the Exhibit “A” property during the term of this agreement (4) if Borrower refuses to assist and fully cooperate with the underwriting process or provide any requested information (5) if Borrower cannot provide title to the subject property or the required equity.

5.
For the purposes of determining whether Company shall be deemed to have earned or be entitled to a commission hereunder, the term “Borrower” shall include such persons or entity, their respective family members and affiliates or other entities over which they may exercise control.

6.	Borrower hereby hires Commercial Property Lenders, Inc. to act on behalf of Borrower to provide a permanent loan commitment letter.

7.
This Agreement shall be construed and enforced in accordance with the Laws of The State of Georgia an shall be enforceable by additional reasonable legal fees and court cost to bind and inure to the benefit of Borrower and Company and their respective heirs, executors, successors and assigns.

8.
It is also understood that if Borrower cannot break escrow because of equity shortage or cannot obtain its amended S.E.C. offering memorandum for any reason this Agreement will terminate. And any and all deposits that have been collected by Company will be refunded per this Agreement.

IN WITNESS WHEREOF, Borrower and Company have caused this Agreement to be duly executed in their respective names as of this day and year first above written, and executed counterparts hereof have been furnished to Borrower and Company

William T. Higdon	10-18-07
Borrower	Date

/s/ Lynn Knox	10-18-07
Company	Date

EXHIBIT A

A proposed 40 million gallon per year Bio Diesel facility to be located in Osceola, Iowa.

EXHIBIT “B”

The proposed loan shall be to construct a 40 million gallon per year Bio Diesel production facility, and a second loan will provide the working capital for the facility. A USDA Business & Industry, 60% Guaranty Loan Program will be used as a guaranty for this financing. The USDA loan amount shall be for $25,000,000 or a lesser amount acceptable to Borrower. A second loan to be used for working capital shall be in the amount of $5,000,000

LOAN “A”
	Loan Amount:	$25,000,000

	Loan Type:	Construction/Perm

	Credit Enhanced:	60% USDA Guaranty

	Loan Term:	30 years (or up to 90% of economic life)

	Loan Amortization:	30 years (or up to 90% of economic life)
Interest only during construction (until facility has been commissioned)

	Loan Assumable:	Yes

	Guaranty Fee:	2% of the Guaranty Amount

	Origination Fee:	2% payable to CPL

	Construction Loan:	1%

	Interest Rate:	Rate to be a floating rate Prime Rate+ 2.00% to be adjusting on a quarterly basis

	Prepayment Penalty:	5% 1st yr./4% 4th yr./ 3%3rd yr./2% 4th yr./1% 5thyr./ 0% thereafter Borrower will be allowed to prepay up to 10% of the principal per year without a penalty.

LOAN “B”

Loan Amount:	$5,000,000

Loan Type:	Revolving Working Capital

Loan Term:	10 years

Advance Rate:	70% Finished Goods 80% Accounts Receivables 50% On Work in Process & Raw Goods

Interest Rate:	1%-1.25% Per Month On Outstanding Balance

Lender Fees:	2% of Line Amount

CPL Fees:	2% of Line Amount

Plus normal third party reports and other closing cost.

Note: The above mentioned loan terms and conditions are merely an outline of the proposed loan. The final commitment may or may not contain other specific verbiage.